Exhibit 99.2

VIAVID
communications simplified.

RadNet, Inc.

Second Quarter 2024 Financial Results Conference Call

August 8, 2024

C O R P O R A T E P A R T I C I P A N T S

Dr. Howard Berger, President, Chief Executive Officer

Mark Stolper, Chief Financial Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Brian Tanquilut, Jefferies

David MacDonald, Truist Securities

John Ransom, Raymond James

Andrew Mok, Barclays Bank

Larry Solow, CJS Securities

Brandon Carney for Yuan Zhi, B. Riley Securities

P R E S E N T A T I O N

Operator

Good morning, everyone, and welcome to the RadNet Inc. Second Quarter 2024 Financial Results Conference Call.

All participants will be in a listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key, followed by zero. After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press star, then one on your telephone keypad. To withdraw your question, please press star, then two. Please note this event is being recorded.

I would now like to turn the conference over to Mark Stolper, Executive Vice President and Chief Financial Officer. Please go ahead.

Mark Stolper

Thank you. Good morning, ladies and gentlemen, and thank you for joining Dr. Howard Berger and me today to discuss RadNet’s second quarter 2024 financial results.

1

Before we begin today, we’d like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995. This presentation contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning anticipated future financial and operating performance, RadNet’s ability to continue to grow the business by generating patient referrals and contracts with radiology practices, recruiting and retaining technologists, receiving third party reimbursement for diagnostic imaging services, successfully integrating acquired operations, generating revenue and Adjusted EBITDA for the acquired operations as estimated, among others, are forward-looking statements within the meaning of the Safe Harbor.

Forward-looking statements are based on Management’s current preliminary expectations and are subject to risks and uncertainties which may cause RadNet’s actual results to materially differ from the statements contained herein. These risks and uncertainties include those risks set forth in RadNet’s reports filed with the SEC from time to time, including RadNet’s annual report on Form 10-K for the year ended December 31, 2023. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance which speaks only as of the date it is made. RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

With that, I’d like to turn the call over to Dr. Berger.

Dr. Howard Berger

Thank you, Mark. Good morning, everyone, and thank you for joining us today. On today’s call, Mark and I plan to provide you with highlights from our second quarter 2024 results, give you more insight into factors which affected the performance, and discuss our future strategy. After our prepared remarks, we will open the call to your questions.

I’d like to thank all of you for your interest in our Company and for dedicating a portion of your day to participate in our conference call this morning.

Let’s begin. Our performance in the second quarter was highlighted by the strongest quarter in our Company’s history with record revenue and Adjusted EBITDA. Relative to last year's second quarter, total Company revenue increased 13.9%, imaging center revenue increased 13.2% digital health revenue increased 36.4%. Imaging center revenue growth was driven by heavy demand in virtually all of our markets benefiting from the increasing utilization of diagnostic imaging within healthcare as well as the shift to procedural volumes away from the more expensive hospital alternatives to ambulatory freestanding imaging centers like the ones RadNet operates.

Also contributing to the strong revenue performance was the positive impact of improved reimbursement from commercial and capitated payors who recognize the important role we play as a lower priced alternative to hospital-based imaging.

Lastly, our top line is benefiting from a continuing shift in modality mix towards advanced imaging, particularly MR, CT and PET/CT, where our revenue per scan is substantially higher than with routine imaging. Relative to last year's second quarter, our advanced imaging increased by 149 basis points as a percentage of our procedural volume mix. This is both a function of an overall industry trend as well as the significant capital investment we have made in the last few years in advanced imaging equipment for growth and replacement.

Driving the revenue growth within the digital health was the artificial intelligence, AI business, including our EBCD - breast cancer screening AI-powered initiative, which grew 136.6% quarter over last year’s same quarter. Adjusted EBITDA was also a quarterly record. In conjunction with the strong revenue results which I just discussed, our focus on operational efficiency, improved management and utilization of labor, investments in information technology and effective cost control contributed to a total Company Adjusted EBITDA which increased 19.7% from last year’s second quarter .

2

Another contributing factor to Adjusted EBITDA growth was the disproportionate growth in the higher profit margin digital health businesses. Cumulatively, these factors drove a 76 basis point increase in our Adjusted EBITDA margin as compared with last year’s second quarter. While we are pleased with this margin expansion, I remain convinced we have further opportunity to improve the margins in the future.

The strong operating results in the second quarter relative to our internal budget resulted in our decision to increase 2024 full year guidance ranges for revenue, Adjusted EBITDA, and free cash flow, which we also increased after reporting our first quarter financial results. Mark will discuss this in more detail in his prepared remarks.

We continue a multi-faceted approach to accelerate growth. With respect to acquisitions, we completed the two previously announced Houston, Texas center acquisitions of 13 centers from Houston Medical Imaging and American Health Imaging. We are now in the beginning process of integrating these acquisitions with each other and onto the RadNet operating clinical and IT systems. We are confident there are further opportunities in Houston for acquisitions, de novo build-outs health system partnerships and other means of expansion, which include bringing our artificial intelligence and leading edge clinical and operating digital health solutions to the Houston patient and referring physician communities.

We also completed an expansion of our Ventura County joint venture with Dignity Health System through the recent acquisition of four imaging centers and the addition of Community Memorial Health System in Ventura as a second partner to our RadNet in that JV.

Twenty-twenty-four continues to be a year of reinvestment in our business. Year-to-date, we have opened five de novo facilities and we have six additional scheduled openings for the remainder of this year, which are in substantial construction as we speak. Moreover, we have 15 additional projects in development which we intend to open during 2025. These de novo facilities are almost equally split between wholly-owned and joint ventured centers and are located in markets where we have patient backlogs, require additional capacity, or where we currently lack access points to serve identified patient populations. While these projects are requiring us to make capital investments above our normal spending, we are confident that these centers will be material contributors as of the others that we've already opened through our long-term performance and growth.

We continue to grow our hospital and health system joint venture businesses. Currently, 149 of our 398 centers, or 37.4% are held within health system partnerships. Our partners are some of the largest and most successful health systems in our geographies. Partners include RWJBarnabas, Memorial Healthcare, Dignity Health, Cedars Sinai Health System, University of Maryland Medical System, Advantis, and others. These and other health systems are seeking long-term strategies around outpatient imaging and have recognized that cost effective and efficient freestanding centers will continue to capture market share from hospitals as payors and patients migrate their site of care towards lower cost, high quality solutions.

Our hospital and health system partners have been instrumental in increasing our procedural volumes with their physician relationships. And as I have indicated in the past, the anticipation and hope is that close to 50% of our centers will be in joint centers within the next two to three years.

We continue to make progress in digital health. As some of you remember, we announced earlier this year the formation of the RadNet digital health financial reporting segment, that was effective January 1, 2024, which combines the eRAD and DeepHealth OS software businesses into what was our clinical AI reporting segment during 2023. The financial impact of these digital health businesses has great potential for RadNet and the healthcare space in general, both as a customer of the DeepHealth OS and AI solutions, and of course as the owner of these businesses which sell their solutions to customers outside of RadNet. Software businesses, and in particular SaaS-based models, can operate at significantly higher margins than RadNet’s core imaging center segment and require less capital investment.

Within digital health, we continue to sell service and support eRAD solutions to new and existing customers while we focus on the ongoing development of the next generation DeepHealth OS cloud-based operating system and generative AI modules. We continue to believe that DeepHealth OS could have a major impact in lowering cost and increasing efficiency in the areas of patient scheduling, preauthorization, insurance verification, revenue cycle management, and reporting. We will begin testing some of these AI-powered automation tools of DeepHealth OS in the third and fourth quarters of this year and aim to have commercially available solutions as early as the first half of 2025.

3

Our enhanced breast cancer diagnostic mammography, EBCD, offering is virtually complete with the exception of the newly entered Houston marketplace. Adoption rates continue to rise and now its seen over 40% on the East Coast and are averaging close to 30% on the West Coast where we have more recently implemented the program. Our lung AI and prostate AI tools, as well as Neural AI Solutions are also expanding their customer base, predominantly in Europe. This has been highlighted in the U.K., where our lung AI solution is the partner of choice for a four country rollout of the National Healthcare Systems targeted lung health check lung cancer screening program.

Finally, we continue to improve liquidity and financial leverage. We ended the second quarter with a cash balance of $741.7 million and a net debt to Adjusted EBITDA ratio of just slightly more than one. On April 18, we opportunistically refinanced our debt facilities. With this financing, we are able to reduce our cost of capital, extend maturities, and add an additional approximately $168 million to RadNet’s cash balance. With all of this, RadNet is in the best financial condition in its history and is poised for accelerated growth.

At this time, I’d like to turn the call back over to Mark to discuss some of the highlights of our second quarter 2024 performance. When he is finished, I will make some closing remarks.

Mark Stolper

Thank you, Howard. I’m now going to briefly review our second quarter 2024 performance and attempt to highlight what I believe to be some material items. I will also give some further explanation of certain items in our financial statements as well as provide some insights into some of the metrics that drove our second quarter performance. I will also provide an update to the 2024 financial guidance levels which were released in conjunction with our 2023 year-end results in March of this year and revised in May in conjunction with our first quarter 2024 results.

In my discussion, I will use the term Adjusted EBITDA, which is a non-GAAP financial measure. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and excludes losses or gains on the disposal of equipment, other income or loss, loss on debt extinguishments, and non-cash equity compensation. Adjusted EBITDA includes equity earnings of unconsolidated operations and subtracts allocations of earnings to non-controlling interests and subsidiaries, and is adjusted for non-cash or extraordinary and one-time events taking place during the period. A full quantitative reconciliation of Adjusted EBITDA to net income or loss attributable to RadNet, Inc. common shareholders is included in our earnings release.

With that said, I’d now like to review our second quarter 2024 results.

For the second quarter of 2024, we reported total Company revenue of $459.7 million and Adjusted EBITDA of $72.3 million. Revenue increased $56 million or 13.9% and Adjusted EBITDA increased $11.9 million or 19.7% as compared with the second quarter of 2023.

Breaking this performance down to the individual operating segments, our imaging center segment reported revenue of $443.9 million and Adjusted EBITDA of $69.1 million. This was an increase of $53.8 million or 13.2% in revenue and an increase of $10 million or 16.9% in Adjusted EBITDA as compared with the second quarter of 2023. Driving this performance were strong aggregate and same center procedural volumes, the impact of higher reimbursement we are receiving from commercial and capitated payors, the gradual movement towards advanced imaging, and tight expense control.

The digital health segment reported revenue of $15.8 million and Adjusted EBITDA of $3.3 million.. Revenue increased $4.2 million or 36.4% and Adjusted EBITDA increased $1.9 million or 135.2% as compared with the second quarter of 2023. Digital health’s significant growth was due in part from a $3.2 million increase in AI revenue, which climbed to $5.6 million during the second quarter of 2023.

4

Total Company net loss for the second quarter of 2024 was $3 million as compared with a total Company net income of $8.4 million for the second quarter of 2023. Net loss per share for the second quarter of 2024 was negative $0.04 compared with a net income per share of $0.12 in the second quarter of '23, based upon a weighted average number of diluted shares outstanding of 73.4 million shares in 2024 and 60.9 million shares in 2023.

There were a number of unusual or one-time items impacting the second quarter, including the following: $1.9 million of non-cash loss from interest rate swaps, $5.6 million of non-cash interest expense related to extraordinary interest rate swaps, other comprehensive income amortization, $809,000 expense related to leases for de novo facilities under construction that have yet to open their operations, $8.8 million of debt restructuring and extinguishment expenses related to the April 2024 successful debt refinancing transaction, and $3.3 million of non-capitalized R&D expenses related to the DeepHealth cloud OS and generative AI development.

Adjusting for the above items, total Company adjusted earnings was $12 million and diluted adjusted earnings per share was $0.16 per share during the second quarter of 2024. This compares favorably with total Company adjusted earnings of 2023 of $5.9 million and diluted adjusted earnings per share of $0.10 during last year's second quarter.

For the second quarter of 2024 as compared with the prior year’s second quarter, MRI volume increased 16%, CT volume increased 14.8%, and PET/CT volume increased 20.4%. Overall volume, taking into account all routine imaging exams inclusive of X-ray, ultrasound, mammography, and all other exams, increased 9.2% over the prior year’s second quarter. On a same center basis including only those centers which were part of RadNet for both the second quarters of 2024 and 2023, MRI volume increased 11.7%, CT volume increased 9.9%, and PET/CT volume increased 13.7%. Overall same center volume, taking into account all routine imaging exams, increased 6.1% over the prior year's same quarter.

In the second quarter of 2024, we performed 2,785,804 total procedures. The procedures were consistent with our multi-modality approach whereby 73.5% of all the work we did by volume was from routine imaging. Since we now have a table of our aggregate procedure volumes broken down by modality in our earnings release, I won’t go through the numbers, but want to make the following point. In his remarks, Dr. Berger mentioned that we are experiencing a slow shift to higher acuity procedures, or what we call advanced imaging. In the second quarter, 26.5% of our procedures were from MRI, CT and PET/CT. In last year’s second quarter, this metric was 25%, which represents a shift of 1.5% of all of our procedure volumes this year towards advanced imaging. The higher pricing and better margins that the more advanced imaging procedures have improves our financial results, including our operating margins.

Overall, GAAP interest expense for the second quarter of 2024 was $26.1 million as compared with $16 million during last year’s second quarter. In the second quarter of 2024, cash interest expense, which includes payments to and from counterparties on interest rate swaps and net interest income from our cash balance, was $3.8 million. This compares with $12.4 million in the second quarter of 2023. The lower cash interest this quarter is primarily the result of significantly more interest income on the larger cash balances, as well as the timing of cash interest paid on our term loan.

With regards to the balance sheet, as of June 30, 2024 unadjusted for bond to term loan discounts, we had $301.6 million of net debt, which is our total debt at par value less our cash balance. Note that this debt balance includes New Jersey Imaging Network's debt of $140.6 million, for which RadNet is neither a borrower nor a guarantor, and it includes NJIN's cash balance of $86.5 million. This company-wide net debt compares with $518.9 million of net debt as of June 30 of 2023.

As at June 30, 2024, we were undrawn on our $282 million of revolving credit line and we had a cash balance of $741.7 million At June 30, 2024, our accounts receivable balance was $195.3 million, an increase of $31.6 million from year end 2023. The increase in accounts receivable is primarily the result of increased business, some collection delays resulting from the cyber attack on Change Healthcare and the normal effect of cash collections from the resetting of patient deductibles each year in January. Our DSOs, or days sales outstanding, was 34.9 days at June 30, near a historic low and flat from the end of the first quarter of 2024.

5

Through June 30, 2024, we had total capital expenditures net of proceeds from the sale of imaging equipment of $98.6 million. This total includes $6.9 million spent under equipment notes and the remainder spent in cash and excludes $12.4 million in New Jersey Imaging Network's capital expenditures. Note that each year, we front-load the majority of our capital decisions into the first part of the year and have been spending extraordinarily on growth CapEx to fund the de novo facilities in construction.

At this time, I’d like to update and revise our 2024 fiscal year guidance levels, which we released in conjunction with our fourth quarter and year-end 2023 results, and which we amended after reporting our first quarter 2024 financial results in May.

Given the positive trends we are experiencing in virtually all aspects of our business and the strong financial performance of the first and second quarters, we are revising upwards certain guidance levels in anticipation of financial results that we believe will exceed our original and revised expectations. We amended our previously announced guidance levels as follows.

For revenue, we increased our guidance ranges by $10 million at the low and high end. For EBITDA, we increased—and that range is now $1.685,000,000 to $1,735,000,000. We increased our EBITDA guidance range by $2 million at the low and the high ends to $257 million to $260 million in the imaging center segment. We also increased our capital expenditures in the imaging center segment by $5 million to $135 million to $145 million. We lowered our cash interest expense as a result of the refinancing transaction and the higher cash balance to $32 million to $37 million, which is a lowering of $5 million of cash interest expense. We increased our free cash flow guidance range by $4 million to $72 million to $80 million in the imaging center segment.

For the digital health segment, our guidance ranges all remain the same and we are on track to meet the originally anticipated projections.

I’ll now take a few minutes to give you an update on 2025 Medicare reimbursement. As a reminder, Medicare reimbursement represents about 22% of our business mix.

With respect to Medicare reimbursement, several weeks ago, we received a matrix for proposed rates by CPT code, which is typically part of the physician fee schedule proposal that is released about this time every year. We have completed an initial analysis and compared those rates to 2024 rates. We volume weighted our analysis using expected 2025 procedural volumes. As you may recall, four years ago, CMS moved forward with increased reimbursement for evaluation and management CPT codes, which favors certain physician specialties that regulate bills for these services, particularly primary care doctors. CMS proposed doing so with budget neutrality, meaning that it proposed to reallocate reimbursement from physicians who rarely bill for E&M codes to physicians who regularly bill for these codes.

As a result, radiology and most other specialties experienced cuts in reimbursement from 2021 through 2024, which was an intentional phase-in of the reimbursement cuts to pay for the reimbursement benefit being provided to primary care physicians. The cuts we are currently facing in 2024 were substantially mitigated by congressional legislation that was passed in March of this year as part of the Consolidated Appropriations Act.

In the proposed rule, we received several weeks ago governing 2025 reimbursement. Medicare appears to effectively be phasing in the remainder of the E&M code related cut avoided last year and this year. The cut proposed for 2025 results from a decrease in the conversion factor in the Medicare fee schedule by about 2.8% from $33.29 down to $32.36, along with certain minor changes to the RVUs of certain radiology CPT codes. Our initial analysis of the proposal for next year implies that RadNet on roughly $1.8 billion in revenue would face an approximate $6 million to $8 million revenue hit in 2025 from its Medicare business.

Because of proposed decrease in the conversion factor affects all physicians, not just radiologists, there are many lobbying groups from the various medical specialties aggressively opposing the cut, including radiology's two main lobbying forces, the Association for Quality Imaging, or AQI, and the American College of Radiology, the ACR. At this time, our experts believe there’s a high probability that the final rule governing next year's Medicare payments will be less severe than the current proposal as a result of congressional action that could take place later this year.

6

In November of this year, during our third quarter financial results call, we hope to have a more fulsome update on this matter. While the $6 million to $8 million cut to RadNet's revenue next year is not insignificant, we have reimbursement increases scheduled from capitated and commercial payers that will fully mitigate this Medicare reduction should it go into effect as currently promised.

I’d like now to turn the call back over to Dr. Berger, who will make some closing remarks.

Dr. Howard Berger

Thank you, Mark.

As we progress in the second half of the year, we continue to be excited about future opportunities in RadNet. Our core imaging business, which we are experiencing continuing trends that we believe are sustainable for the foreseeable future. The shift from more expensive hospital imaging to more cost effective outpatient imaging, should continue. We also expect the growing demand for advanced imaging to continue well into the future. This is being driven by technology advances in equipment, contrast materials, radioactive pharmaceuticals, post processing software, and artificial intelligence; all of which drive new applications for utilizing diagnostic imaging, particularly in the population health and screening tools. Prostate, Alzheimer's, coronary cardiac angiography, lung cancer screening, just to name a few, will be opportunities for more advanced imaging utilization.

Furthermore, our health system partnership model continues to gain traction as we are engaged in discussions with several new health systems to establish partnerships and work with existing partners to expand joint ventures which we are already in operation.

Within digital health, we are making significant progress with initiatives that are poised to help us drive more revenue, reduce cost and increase margins. We continue to work towards the commercial launch of our new DeepHealth operating system technology platform in the fourth quarter of 2024. DeepHealth OS will be the delivery platform for solutions that automate business processes and more effectively manage patient and clinical data, including automating patient scheduling, clinical reporting, medical coding, sales and marketing, and clinical workflow. The end result will be improved patient experience.

In parallel to the DeepHealth operating system development, we are continuing to grow revenue from clinical AI solutions for breast, lung, and prostate cancer screening. Our breast AI is improving the productivity and accuracy of our radiologists, while improving the valuable benefit—while providing the valuable benefit to our patients from which they are willing to self-pay. We are formulating similar screening programs for prostate, lung and other chronic diseases for both domestic and international markets as we firmly believe that healthcare needs to shift towards prevention and early detection and not just focused on treating patients who are already presenting with serious symptomatology. We are also working with imaging equipment manufactures in efforts to make their technology smarter and more capable.

Operator, we are now ready for the question-and-answer portion of the call.

Operator

We will now begin the question-and-answer session. To ask a question, you may press star, and then one on your telephone keypad. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press star, then two. At this time, we’ll pause momentarily to assemble our roster.

Our first question will come from Brian Tanquilut with Jefferies. You may now go ahead.

7

Brian Tanquilut

Hey, good morning guys. Congrats on a solid quarter. Maybe, Howard, as I think about AI maybe to start, I know there’s a lot of moving pieces there. You guys are working on a lot of things. For investors on the call and for us, what are the catalysts or the developments that we need to watch out for? What are you working on that we need to keep an eye out for for the next six to 12 months on the AI front? Thanks.

Dr. Howard Berger

Good morning, Brian. Hope you’re well. I think the main focus which, hopefully, will be reflected in our results, is the deployment of the DeepHealth operating system internally to the RadNet owned centers. That’s probably the place where we’re going to get the first indications of how these new tools will better improve the patient experience as well as the clinical adoption. And that, I think, will drive improved margins in our business. But the importance of this is that we can implement these tools, make them ready for prime time, if you will, and improve the likelihood of success in the external implementation and commercialization of these, which we expect to begin in 2025.

What is unique about RadNet and maybe as much as any other single facet is the enormous amount of data that we own that is helping drive the development of these new tools and which others outside are recognizing the value of and are tapping into RadNet, through their collaboration on development of products, both for RadNet and the commercial market.

So, I think, in the early stage of this, which are already beginning and which I hope to be able to report on in a more substantive way, certainly at the end of the third quarter but more particularly with the end of the year's results, we see great opportunity. Which was the primary reason why we developed this interest in not only the clinical side of artificial intelligence but the generative side which will address not only improving our margins but addresses the continuing issue we have with challenges in hiring and recruiting, and therefore leading to automation that will make all of our current employees that much more efficient and comfortable.

So, perhaps, a little longer answer, Brian, that you wanted, but I think looking at, continuing to look at expanding our margins and deployment internally of RadNet, which is I want to emphasize, has already begun, will be where I think we’ll see the early results of the investment and expertise that we have.

Brian Tanquilut

That is awesome. And then maybe, Mark, as I look at the balance sheet, obviously, you’re sitting on a good chunk of cash. I’m guessing you’re looking to deploy that at some point. So I’m just curious how you’re thinking about capital deployment and what you are seeing in the market for acquisitions today?

Dr. Howard Berger

Yes. Maybe that is something better than I can answer (multiple speakers)…

Mark Stolper

Go ahead, Howard.

Dr. Howard Berger

… at this point. But we are very carefully assessing deploying that capital in both segments of the Company, the Digital Health division as well as the Imaging Center segment. We have, as we have always had in the past, a number of acquisitions constantly that we are looking at, most of those in the past have, as you well know, Brian, been more of our tuck-in acquisitions, which we tend to try to accomplish in the three to five times EBITDA range.

8

But there may be other larger acquisitions that could stretch that multiple for what we would call very strategic investments that we would be looking at that would expand our geographic presence in the Imaging Center division.

But we need to also be mindful of the opportunities that we have in the Digital Health division to improve the tools that we’re working on and add other tools that I believe will complement the opportunity to roll out a broader artificial intelligence platform.

At the end of the day, I think artificial intelligence on both the clinical and the generative side will be transformative for radiology, perhaps more than any other specialty. And I think people will be looking for two important tools in making their decisions as to who they want to be their provider.

The first one will be cloud adoption. I think there is no way to avoid having the kind of functionality that health systems and large-scale operators like RadNet will require in order to create the efficiencies that only cloud technology will provide along with what we believe will be improved cyber security to protect this data from cyber terrorists, if you will, or hackers.

The other part of this, though, is that there is going to be hundreds; I probably would be comfortable saying of artificial intelligence clinical tools that will be useful in various parts of the health care industry.

A lot of them, as I mentioned before, could be related to population health and screening tools, which we are already experiencing a huge growth in, not just in cancer screening, but also cardiac screening, which I believe will be a big part of AI and screening in the future.

But other specific targeted AI tools that will help improve the accuracy of diagnosis, both on the hospital side as well as the outpatient side, that will need to be incorporated. And the breadth of all of these AI tools will benefit from or, let’s say, the people that offer this, will benefit if they can consolidate this onto a single platform rather than putting the burden on either the hospital or the imaging centers to try to integrate from multiple different sources.

So you have probably already seen in the marketplace where there are companies that talk about doing that kind of integration or platform for AI. And I assure you, RadNet will be in the pick of that, whether we own those AI tools or whether we simply provide them on some sort of license basis for our customers.

Brian Tanquilut

Awesome. Thank you, Howard.

Howard Berger

Thanks, Brian.

Operator

Our next question will come from David MacDonald with Truist. You may now go ahead.

David MacDonald

Good morning guys. A couple of quick questions. I wanted to just briefly come back to the volume strength in the quarter. You guys talked a little bit about the de novo development activity. I’m wondering if you could also just touch on your remote capabilities, equipment efficiency and what you’re seeing on throughputs, access to labor to meet the demand that you guys are seeing? Just any additional detail there would be helpful.

9

Dr. Howard Berger

I will be happy to take that. Thanks, Dave. Well, you brought up a point which I have failed to mention earlier, but we have talked about it in the past. And that is smart technology, if you will, to help address both the efficiency and labor shortages that we have.

We currently use a product called the remote center operations to manage a lot of the MRs that we do daily that are overseen by technologists who are not necessarily on site. That technology, which we have in the past been purchasing, we are now developing and beginning to implement ourselves a product and an implementation that we call tech live.

And that, as I mentioned, has just begun implementation here in this second quarter and which we will accelerate towards the end of the year. But the importance of this is that we believe that the same kind of tools are capable of being designed and implemented for basically all of the imaging modalities that we operate.

So not just MR, but CT, PET/CT, x-ray, ultrasound, nuclear medicine, and that is the future, if you will, not only because of the efficiencies that it creates and improved quality, but also, as I have stressed over and over again, the limitations that are the bane of the existence for everybody in health care, but particularly in imaging of available staffing.

If I were able to flip a switch and open all of our rooms for all the demand that we are currently getting, you would see a large increase in our revenues and subsequently in our profitability. But this is not an overnight process. It is one that we are working both internally and externally with other partners, both on the technology side and on the recruiting and staffing and educational side of this, if you will.

But that is the future, smart technology. I want to introduce that term because you will be hearing more of it in the very near future from us about how we’re working with the OEMs in trying to enhance the productivity of their equipment by putting these kind of tools, which we uniquely have onto their equipment or integrating with their equipment.

So all of that will fall into a broadened effort in our Digital Health division, which we’re all extremely excited here, again, not only because of what it represents in terms of the future for health care, but a new avenue for continued growth of RadNet in a different area other than just the Imaging Center segment by itself. So I think these future tools will take up more and more of our close call conferences as well as announcements that we will be making.

But we intend to be very aggressive in investing in both sides of our business because they’re really synergistic. And the more centers they have, the better that we can develop the new tools, and the more tools we create, the bigger market opportunity that there is for us.

David MacDonald

Okay. And then, guys, just two others. Just on the de novos, given that these are being added in markets where you have demand backlogs, can you just talk about the profitability ramp and the return on invested capital of these relative to where it was maybe a couple of years ago? And then the other question I had was just any early learnings or feedback from the Houston market, whether that is incoming calls from other practices, potentially hospital JV partners or just any high-level observations from Houston?

Mark Stolper

Yes, sure. So I will take the de novo portion of the question first, Dave. Because the de novo centers have been focused in areas where we have heavy patient demand, including significant backlogs or in the case of about half of the de novo centers that we have in development today, which are in hospital joint ventures, these are situations where we believe we can fill the new centers' patient volume very quickly, faster than historically we have been able to do.

10

Although de novos have always been part of our business, historically, the pace at which we’re opening them today exceeds that pace that we have ever done in the past. And that’s because of these patient volumes.

So typically, historically, we have seen that it could take several quarters to a year for a de novo center to ramp up and start contributing positively to our EBITDA. What we’re seeing with the recent de novos and what we expect with the de novos that we have under construction currently is that they’re ramping up much more quickly. And within a quarter or two, they’re already starting to have a positive EBITDA contribution.

So if you go back 20, 30-years in this industry, Dave, there was a point where there existed overcapacity in the industry as a whole on the outpatient side with 6,000 to 7,000 imaging centers that has existed for now a couple of decades. And what happened is that as the industry has steadily grown each year, the industry itself has grown into that overcapacity, where today, that overcapacity doesn’t exist.

And so in order for us to create the capacity that we need to service the patient volumes, we either have to buy somebody that has capacity that we could then fill which is less available today than in the past or we have to build it ourselves. And so that is what we have been doing. And the ramp-up that we are seeing in these de novo centers is happening much more quickly.

With respect to the second part of your question, with Houston, I will let Dr. Berger comment.

Dr. Howard Berger

Okay. Yes, I think the fact that we entered the Houston market has already presented itself with other opportunities. One of which the second acquisition that we did, we closed this quarter and then there’s other operators that are talking to us. So we expect to make announcements about continued expansion in the Houston market and potentially look at de novos that might be appropriate there.

In that regard, I just want to amplify one thing that Mark mentioned. And with the validation, I think, of doing de novos is really looking at that, even though about 3/8th of our centers are in joint ventures with hospital systems, 50% of the de novos are in those joint ventures.

And I think the significance of that is that all of the systems that we’re dealing with are experiencing the same issues that RadNet’s wholly-owned centers are, and that is capacity either to take on the shift away from the hospital’s outpatient work as well as the increasing demand for outpatient imaging. As Mark highlighted, I think what was, Mark, our year-over-year same-store growth? Sixteen and a half percent?

Mark Stolper

Six point one percent.

Dr. Howard Berger

Six point one percent, which I believe was about what it was last quarter or somewhere in there, maybe even in that ballpark. But the fact of the matter is these are the benchmarks by which we’re using the decision-making as to where we’re deploying capital.

And in a way, the market should almost look at our de novo centers as really in lieu of acquisitions. And so rather than paying higher multiples, what we’re doing is building out these in areas where we know we have that capacity and demand.

And again, I will point out that half of those are coming from our hospital joint venture partners who would not be giving their approval for this expansion. If they did not have the same sense of need to add this capacity in a market, meaning the imaging market, which is growing at 2x to 3x the rate that it has in the past.

11

David MacDonald

Okay. Thanks very much.

Operator

Our next question will come from John Ransom with Raymond James. You may now go ahead.

John Ransom

Hey, good morning. So a question I am getting is just on margin flow-through. So on our model, I mean, you guys were well ahead on revenue, about $20 million, but the EBITDA flow-through was a bit less. So the margin was maybe 50 bps less than we would have guessed even—and we were at lower revenues. So is there anything with the margin flow-through in the quarter? Is it the de novos? Or is there something else going on?

Mark Stolper

Yes, John, let me take that. First of all, we were happy and proud to show margin expansion in this quarter relative to last year. Our total Company EBITDA margin was up about 76 basis points, which is a function of a number of things.

On the Imaging Center side, it is a function of the focus and the growth in the higher acuity exams or what we call advanced imaging, and there was about 150 basis point shift towards advanced imaging and away from routine imaging relative to last year’s second quarter.

It is also a function of the fact that we have been successful in getting price increases, both from capitated as well as commercial payors. And it has been a focus of tight cost control as well as the growth in our Digital Health businesses because our Digital Health businesses have the promise and the capability of driving much higher margins, particularly the SaaS-based software businesses. So we are showing margin expansion.

What I will tell you on the Imaging Center segment side is that our continued point of pain is on the labor front. Although we have been much more successful in the last year and a half in terms of recruiting and retaining talent, it has become simply more expensive to hire and retain talent.

And so some of the excellent growth that you’re seeing on the top line is going towards higher salary benefits and wages in order to appropriately staff our centers and meet the heavy demand that we have. So that is what you are seeing on the flow-through is that a bigger portion of that flow-through is being allocated towards salary, benefits and wages.

John Ransom

Okay. And then likewise for the year, I mean, you bumped the revenue by 10% and the EBITDA by 2%. So it is just building in more for labor absorption of that incremental revenue.

Mark Stolper

That’s right. And just so you know, our philosophy on guidance and revising guidance is that we look at the actual quarters, meaning the quarters that have already been reported and compare that relative to our initial budget.

12

And then what we do is we add the remaining quarters just at budget. So to the extent that we have overachieved the existing—the already reported quarters and then we add the new budget, if that now takes us into a new guidance range, that is when we will revise guidance ranges.

We don’t generally reforecast the future quarters. So to the extent that we significantly beat the third and the fourth—see that we beat in the third quarter, we could potentially adjust guidance thereafter. So we try to take a fairly conservative approach.

Dr. Howard Berger

John, let me just amplify one thing. I believe some of the slowing, if you will, of margin expansion may be partially attributed to the slower-than-anticipated implementation of our de novo centers. Here, we are in the midpoint of the year, where we’re looking at, initially, I think, 12 imaging centers to be added.

We still have six or seven more to go. These are large centers. Many of the regions that we are building these out in have been compromised in terms of the people who approve construction plans, the regulatory issues that we have, getting radioactive material licenses, etc.

So I think it really kind of underscores the importance of the de novo center growth because with the return that Mark described, those will significantly contribute to better margins than what we might otherwise have achieved if we had just stretched to buy a bunch of centers that may not have had the same kind of margins that we know we can build ourselves with the new centers.

John Ransom

So Howard, that was a perfect segue. So Mark, one more numbers question. If we think about kind of jumping off point in fourth quarter, and I know we already have to think about 2025. I mean you have highlighted the Medicare cuts potentially. I would imagine there is a good guy in terms of de novos running at fuller margins next year than this year as you’re wrapping it up. But what are the puts and takes we should think of next year versus this year as we start refining our models? Thanks.

Mark Stolper

Yes, sure. And we’ll talk much more about this as we get into the third and fourth quarters and produce those quarterly results. But yes, so we will have a $6 million to $8 million Medicare headwind. That will be fully mitigated and then some based upon pricing increases that we’re getting from commercial insurance companies and capitated payors.

There obviously will be the additional contribution of the six de novo centers that we intend to open by year-end. We have opened three de novo centers already in the first two quarters of this year. Those will be fully operational for the entire year of 2025. Additionally, we have 15 de novo centers that are currently slated for opening in 2025. So if we’re successful in opening all 15 or some portion thereof, those will already be additional contributing factors.

Additionally, the Houston acquisitions, which we did this year on April 1 and June 1, those 13 centers will now be contributing for the entire year of 2025. And we also expect improvement in their financial results from integrating those operations onto the RadNet clinical and operating and IT systems.

We are in the midst or really the beginnings of integrating those into the RadNet systems right now. There will be further tuck-in acquisitions that we’ll be announcing and completing between now and year-end.

And there will be additional health system joint ventures with both for new partnerships as well as expansions of existing joint ventures that we’re working on currently that hopefully will announce by year-end and will be major contributors next year.

13

And then in addition to that, obviously, the further growth and maturity and progress in the Digital Health side, both on the AI front in terms of getting greater penetration of the EBCD program, both on the East Coast and the West Coast, bringing that EBCD program to the Houston marketplace, which we haven’t started implementing, further growth with Aidence and Quantib on lung and prostate licensing, particularly with the NHS in the U.K. as that targeted lung health check program rolls out, we expect to see significant growth there on the lung side.

We are also intending to launch a self-pay prostate screening program here in America, which we have started selling the seeds for along the lines of what we’re doing with breast cancer on the EBCD program. And then as Howard mentioned, launching the DeepHealth OS and doing a full commercial scale launch to external customers in 2025.

So that is a big laundry list of things that we have on our plate, but they are all very exciting, and I think they are all potential for having significant growth in the coming years.

John Ransom

And just lastly for me. I mean, you talked about the 150 basis point mix shift to higher revenue scans. In your opinion, is that a kind of permanent structural feature that you will continue to see that? And I have asked you this before, but we should think about like maybe 70% of that dropping to the margin line. So if it is up 150, then maybe that is 100 points of margin, all else being equal?

Dr. Howard Berger

I think that is something that is going to continue fairly substantially. I think at the end of the day, it is a demand—it’s a combination of current demand as well as new applications. I would point very proudly to the growth that we have seen in MR and CT, which is dwarfed by the growth that we are seeing in PET/CT finally coming into its own, if you will.

And the use of PET/CT, which I believe is just going to continue to grow, maybe a function not so much of the demand that we have, but our ability to put more PET/CT scanners and replace older ones, which are now really capable of improved scanning time and throughput as well as quality. It’s a remarkable shift.

And I believe over the last two quarters, I’m doing this from memory, our PET/CT volume is quarter-over-quarter and almost all of it is organic growth, is about 20%, if I combine those two quarters or somewhere in that area. That is coming from adoption of prostate and now a much more rapid adoption of PET/CT for Alzheimer’s disease.

I should also note that by the end of this year, we will have in place for the first time three PET MR systems, which I believe will make us the largest provider of that service and which I think will be transformative in the future for adding additional capabilities, not only in diseases that we are looking at today, but in new applications for this.

So the notion of technology driving imaging cannot be underestimated. I think it is something which is now accelerating both because of improved equipment that all the OEMs are producing as well as artificial intelligence and developing new tools to be able to accomplish these, particularly in the PET area.

So I think you can build those. Those all should come in with higher margins for a number of reasons, not just because they are more expensive test, but because with the equipment that we have put in that now can do these exams more efficiently, we are able to drive more revenue per unit time.

John Ransom

So lastly for me, I keep saying lastly, and I keep lying. The two things I think people are looking for: one, being large-scale M&A; and secondly, being a major payer stepping up and paying for the AI. So if you were a betting person, would either of those—is there a greater than a 50/50 chance that either one of those or both might occur by the end of the year?

14

Dr. Howard Berger

Well, fortunately for you, John, I am a betting person. So I think it is a very good—I've been doing this for 40 years, John. So I have been betting a long time on imaging, as you well know. But I would say that there is a very good chance that both of those will occur within the next six to 12 months. At one time, I believe it would take longer for the AI to get reimbursed.

At this point, our focus is not necessarily CMS, but perhaps one or two or maybe even three of the major payors who are talking to us because the results that we are showing them for artificial intelligence, right now, primarily in breast as you are well aware of, but the value proposition for it is overwhelmingly positive and obvious right now. So those discussions are taking place. I think we have a great team that is able to both scientifically as well as from a business standpoint make compelling arguments.

I think as Mark pointed out, we are going to see MR become the bellwether for early prostate cancer detection, which will also have to be incorporated with prostate AI, which we own that tool ourselves.

We are working on pilot projects to further demonstrate that, although even as early as today, there was an article in radiology with a pilot study done by the Mayo Clinic that showed the efficacy of prostate MR as a far better screening tool than anything else. So all of these things seem to be accelerating. And I’m a betting man, and I think RadNet is a good bet.

John Ransom

All right. Thank you sir.

Howard Berger

Thank you John. Take care.

Operator

Our next question will come from Andrew Mok with Barclays. You may now go ahead.

Andrew Mok

Hi, good morning. Wanted to better understand the composition of the Digital Health segment EBITDA expectations for the year. I think the non-AI revenue within Digital Health makes up about two-thirds of the revenue today. So is that have a similar EBITDA contribution?

And then relatedly, how should we think through the net impact of the EBCD program so far in the runway from here? What is the latest adoption rate for the program? And what does that actually translate into from a procedure standpoint?

So for instance, if you have done 956,000 mammograms in the first half of this year, how many are actually Saige-Dx procedures within that, that you are able to collect an incremental $40 out of pocket on? Thanks.

Mark Stolper

Sure. Andrew, it's Mark. I will answer the first question regarding the composition of the EBITDA of the Digital Health business. So there’s two businesses in the Digital Health segment, one of which, as you correctly pointed out, is the AI business. The other is the software business.

15

The software business has historically been a very profitable business. And last year, that eRAD business, which is now being morphed into what we call, DeepHealth OS. That eRAD business last year did about $37 million of revenue and $20 million of EBITDA.

So when we move that very profitable business into the Digital Health business or Digital Health segment that certainly is driving more of the revenue and the profitability in the Digital Health operating segment.

We are expecting this year the Digital Health operating segment to do about $60 million to $70 million of revenue. I would say, close to $40 million of which, again, will be software licensing sales of eRAD. And then the remainder will be, let’s call it, $25 million-ish, give or take, will be AI revenue.

Right now our cost structure at AI, given the teams at Aidence, Quanta, DeepHealth, all the developers, the machine learning folks, the AI scientists, the FDA people, marketing, sales, you name it, is running close to about $25 million, if not a little bit more than that.

We are expecting our quarterly revenue of the DeepHealth business to be somewhere north of $6 million as we are exiting this year. And so our AI business by itself will turn profitable sometime in the fourth quarter of this year. So that when we look forward to 2025, we are going to have two profitable businesses as part of Digital Health, both being the software business and then the AI business. And of course, we are expecting to have growth in the AI business, which leads into your second question about adoption rates for EBCD.

What we’re currently seeing, and I’m going to bifurcate it between East Coast rates and West Coast rates because we started the implementation of EBCD on the East Coast going back to the fourth quarter of 2022. We are seeing about a 42% adoption rate on the East Coast for women electing to be part of the EBCD program, which means that they are desiring to have their scan read by—the initial scan read by AI.

And on the West Coast, which we have much more recently adopted, we are close to a 30% rate in terms of adoption. And the last report, we all received was about 28%. So what we are really encouraged about that on the West Coast is that it took many months on the East Coast to get anywhere near a 30% adoption rate.

And what we have done is we've taken a lot of the learnings from the East Coast, such as the marketing collateral, pricing, how we train our schedulers and front office people to communicate the benefits of the services. All of that benefit and pain that we had to go through on the East Coast adoption, we have been able to adopt as best practices on the West Coast to be able to drive a much higher adoption rate.

I don’t see any reason why the adoption rates on the West Coast should be any different, ultimately, than the East Coast adoption rates, and we are still seeing growing adoption rates on the East Coast. So we think that there is more to come in terms of the success of this program as we move later on into this year and into 2025. I don’t know, Howard, do you have anything more to add?

Dr. Howard Berger

Yes. I would just want to point out that one of the reasons—and we anticipated this that the adoption rate would be slower on the West Coast is that a substantial portion of our volumes on the West Coast and therefore, revenue come from our capitated contracts.

And generally speaking, we cannot and do not do artificial intelligence for the EBCD on the patients who are capitated without our discussing this with the medical groups that essentially we subcapitate with.

We are beginning to have those conversations already with them and that there is a high degree of interest that they may want to change their plan design to include in the program, the artificial intelligence or breast because they even more readily see the long-term benefit of reducing some of their costs and improving outcomes, for which they become the responsible payor, if you will. We haven’t done this yet because we have not had the East Coast implemented.

16

But if we take out the capitated lives, which we don’t have that discretion right now of offering that on a pay-for-service basis to those capitated lives, if we rule those out and reassessed, I would imagine that we would be in the mid- to high 30s for our fee-for-service patients on the West Coast. And in fact, I will instruct our teams to do that because I think it is an interesting exercise.

But I think I just want to underscore one thing is that this will be the standard of care for doing mammography. And whether it happens tomorrow or next year or the year after, in our opinion here and that of most people who have seen these results and understand the science behind artificial intelligence, particularly for breast imaging and breast cancer, it is the way to significantly improve the outcome and reduce cost.

So we are just in the early stages of this ball game, but I’m happy to say we are the ones leading the way into this becoming adopted on a much larger scale. And I think with our initiative, this is something that could have taken five to 10 years. I’m very proud of our teams and the decisions that we have made over the years here to commit to the future of health care in radiology and imaging being driven by these kind of sophisticated tools.

Andrew Mok

Got it. Okay. And just to clarify, when you say adoption rate, is that within the facilities that are offering the program? And if so, do you have kind of an offer rate then or what the coverage rate is?

Mark Stolper

Yes. So the adoption rate is based upon—the denominator of that is the number of mammography screening exams that we do. So we do about a little over two million mammography exams per year. That is our current kind of run rate, of which about 1.6 million are screening mammography exams. And so those are the exams that we offer this service on.

So to the extent that someone schedules a screening mammography exam, now she’s eligible for us to upsell the EBCD program. And so we are seeing 40% of all women on the East Coast who are scheduling their mammography screening exam to elect into this program in 28 to 30 on the West Coast. Is that clear?

Andrew Mok

Got it. Okay. Yes, that makes sense. And if I could just follow up with one more. I think the same center advanced imaging volumes were very strong in the quarter, up double digits, leading to the continued procedural mix shift that you talked about.

But the revenue mix between routine advanced actually looks relatively flat sequentially. So just curious what is going on underneath the volume mix with respect to pricing or anything else that is keeping the revenue mix flat sequentially. Thanks.

Mark Stolper

Yes. The revenue mix that you are seeing in the report, it’s based upon payments received, not accrued net revenue. So what we do is we apply the differential in those payments to the current accrued revenue and say, hey, 25% or 30% of our revenue is MRI and so on and so forth.

So you will see a lag. So I would expect in the coming quarters as we continue to see the increase towards higher acute exams, I would expect to see that those percentages will actually shift in terms of the revenue as well.

Andrew Mok

Got it. And why is that, because bad debt assumptions are different? What is the driver of that?

17

Mark Stolper

Just the lag in terms of the DSO of the difference between payments received versus accrued net revenue. Accrued net revenue is an estimate based upon how many exams you do in the quarter. Payments are based upon payments that you’re collecting from prior quarters.

Dr. Howard Berger

It might also be worth putting out, Mark, that in the case of advanced imaging, all of those procedures require an authorization from the payor. And therefore, it is a slower process of getting those patients done, submitting the bills with the authorization and ultimately getting paid, whereas on the routine imaging mammography, x-ray and ultrasound, those do not require authorization and those get paid as quickly as we can present the bills.

Andrew Mok

Got it. Okay, thank you.

Operator

Our next question will come from Larry Solow with CJS Securities. You may now go ahead.

Larry Solow

Great. Good morning. A couple of follow-ups. I guess most of my questions have been answered. I guess, Mark, on the DeepHealth operating system sounds really exciting. I’m just curious, as you roll this out, would you expect to start even getting some benefit on margins, maybe just next year or in the first year or do you feel like it takes a little while? Is there some kind of learning curve you think to incorporate systems across internally?

And then the second question is, do you—eventually, when you go external, do you think the external opportunity is actually bigger, greater than the internal opportunity? And then have you also—third question there is, have there been thoughts to externalize or have you been approached on the EBCD AI test as well from external parties? Thanks.

Mark Stolper

Sure. Okay. Let me take the first part of the question first, which is, do we expect to see any benefits with respect to—in 2025 with the rollout...

Larry Solow

Rollout, right.

Mark Stolper

Yes, of DeepHealth OS. And the answer to that question is yes, absolutely. The unique aspect of the DeepHealth OS relative to what we are currently using, which is our own eRAD kind of risk packs technology platform is that the DeepHealth OS has a number of generative AI-powered modules as part of it that is focused on automating business functions that we perform on behalf of our centers in order to automate aspects of the business that today we rely heavily on labor and human capital for.

18

And these are in the areas around automating patient scheduling, preauthorization, insurance verification, customer call centers or patient call centers as well as certain revenue cycle functions. So we are already testing a couple of these modules internally.

But when they have a full-scale rollout here, we expect that these automation tools will make our business much more efficient, which will have two benefits. One will be, I think, from a patient-facing standpoint, it’s going to be better and more efficient to patients. They’re going to be able to schedule their exams more efficiently and more expeditiously.

We will be able to take payments on a more automated basis from an AR and collections standpoint. We are going to be able to get authorizations faster and more efficient from the insurance company. So all of these things should have the intended effect of reducing our reliance on expensive human capital.

So we do expect to see benefits just from RadNet adopting it internally. And then, of course, as we launch the fully commercialized product and start selling and licensing that product to both our 200-plus existing eRAD customers as well as the rest of the industry, we expect and intend that this product is going to be very successful. I mean it is a cloud-based product. It’s got all of the new and advanced bells and whistles, including these generative AI modules.

We are already talking to our existing customer base. We previewed a number of its capabilities in a demo last year at the big radiology show in November of last year called the RSNA, the Radiological Society of North America Show in Chicago. We are going to be doing that same kind of customer outreach this November in the show this year.

So we are very excited and think that this product is as good or better than anything else that is on the marketplace, particularly for outpatient freestanding imaging centers, where this workflow that we have built into it and the scalability of the product because we have had to make it scalable and work for RadNet internally, we think is going to be the best in the industry.

There was a third part of your question that I can’t remember.

Larry Solow

Just on the thoughts about, are you have been approached at all about externalizing the Enhanced Breast Cancer Detection tool?

Mark Stolper

So yes, we are going to continue to drive adoption rates internally, and we are having discussions with third parties about providing this technology and potentially even creating kind of an EBCD like program for other customers.

We haven’t yet found any customer, that hasn’t been our focus. But that is certainly where we are headed. And I think as Dr. Berger mentioned, reimbursement is a big part of that because one of the—or probably the main reason why AI solutions have not been adopted on a widespread basis in the industry is the lack of the ability for radiologists to bill and collect for the use of these AI tools.

We believe that once radiologists can actually bill and collect for the use of these tools, then the whole industry is going to want to adopt these tools. Very similar to what happened many years ago when mammography equipment was shifting from 2D technology to 3D technology with tomosynthesis.

There was a period of several years where Hologic had introduced the technology to the world, but it wasn’t being adopted on a widespread basis because radiologists couldn’t charge anything more for doing a 3D exam and therefore, they didn’t want to make the capital investment to provide a service that they couldn’t bill and collect for.

19

And that is the problem with AI right now. We do believe that that is just a matter of time. And once there is more widespread adoption for AI reimbursement, then that is the time that we are going to be able to have a successful AI licensing business.

Larry Solow

Got it. I appreciate that color. I guess just one last question. Just, Mark, with the increase in minimum wage in California and salaries, did that impact you guys at all?

Mark Stolper

It does. The minimum wage is being increased from $17.50 to, I think, it is $20 or $21. I can’t remember. And that is built into our budget this year. The implementation of that was delayed. It was supposed to go into effect, I think it was either June 1 or July 1. Do you remember, Howard?

Dr. Howard Berger

Yes, June 1st.

Mark Stolper

Yes. And because of budgetary reasons and the impact on Newsom's budget, particularly from the county facilities and the hospitals, all the health care workers that they employ, they’ve delayed that implementation to later this year. I think it did go into effect August 1st. Is that right, Howard?

Dr. Howard Berger

No, currently, it is scheduled to go in place, I believe, October 1, but there is still some doubt as to whether or not they are going to do it this year or kick that can down the road to January 1 of next year.

Mark Stolper

Yes. So there is a little bit of a good guy or a cushion built into our guidance because we had anticipated that going into effect earlier on in the year.

Larry Solow

Got it. Okay, great. Thank you. Appreciate it.

Operator

Our next question will come from Yuan Zhi with B. Riley. You may now go ahead.

Brandon Carney

Hi, this is Brandon Carney on for Yuan. Congrats on another strong quarter. Thanks for taking our questions. First, we’re curious about the recent CMS update on the diagnostic radiopharmaceuticals and how that would affect your PET scan volume. The proposed reimbursement change was for outpatient setting in the hospital and the update was for a more favorable reimbursement. Does that mean that the hospital has more incentive to keep those PET scans within the outpatient department rather than sending those patients to freestanding centers like yours?

20

Mark Stolper

Yes, sure. So that impacts, as you rightfully said, the hospitals and not us. Look, the hospitals are a big player in PET/CT business today and they are going to continue to try to keep as much of that business in-house.

I think like all the other modalities, it is an inevitability that more and more of this business is going to move into the outpatient centers. And we are already demonstrating that with the growth of the prostate imaging and Alzheimer’s imaging on the PET/CT side, where I think we have done more PSMA tests than anyone else. Whether on the hospital side or the outpatient side, we have done about 13,900 PSMA test since the beginning of time.

We have done—this quarter alone, we've done over 2,100 PSMA tests. And the same thing that you are seeing in Alzheimer’s, which is the other big growth area of PET/CT is that we are kind of leading the way of these amyloid tests. We have done over 1,500 of these tests in the last several quarters. In July, we did over 360 of these tests alone.

So I think that regardless of what the hospitals are doing and regardless of how they are paying for these radioactive tracers, the fact of the matter is they are charging significantly more for the technical component of the PET/CT than we are.

Generally, we are seeing that in the range of 2x to 4x what we are charging. So I think that although the hospitals will always be in the imaging business that more and more of this business is going to be captured in the outpatient landscape.

Brandon Carney

Great. Thanks for that, especially the numbers you have given, very helpful. It is great to see the 14% same-center growth on the PET scan volume. And just to follow up on what you were seeing on the Alzheimer’s. Can you give some context about like how that increase is going right now? We saw the approval of another amyloid agent. I think you mentioned that they saw a tripling of their sales for their amyloid imaging agent. What are you guys seeing on Alzheimer’s specifically as it relates to the growth quarter-to-quarter?

Mark Stolper

Yes. So I'll start. So as I mentioned, we have done over 1,400 of these studies thus far. It is growing fast. And if I look at the last two months, in July, we did a little over 360 of these studies. In June, so the month prior to that, we did only 208 of these studies. So we are talking about over a 60% increase on a month-to-month basis.

These are still relatively small numbers, given the fact that we do north of 75,000 PET/CTs or at least that is our current run rate in a year. But we are seeing a lot of growth. We are seeing that the regional MAX that we call them, these are the Medicare administrators, are starting to more freely authorize these initial studies.

We have seen others, as you mentioned, come in on the radioactive contrast side to make that more competitive, which will ultimately drive down the cost of the radioactive tracer. We think that that is going to continue.

And as the cost goes down, that is going to drive more and more of these initial studies. I would also mention that as exciting as an opportunity as the Alzheimer’s is on the PET/CT side, it is perhaps a more exciting opportunity on the MRI side.

Most all of these patients need an initial MRI to establish a baseline and then every four to five months through the therapies once these patients go on these initial therapies, whether it is the Biogen therapy or the Eli Lilly or others in terms of these treatments, they’re going to need additional MRIs every four to five months to monitor potential adverse side effects of these therapies. So the Alzheimer’s opportunity, we remain excited about because it is going to be just another driver of advanced imaging, both on the PET/CT and the MRI side.

21

Brandon Carney

Great. Very helpful. And then one last one. Just wondering if you can clarify what you mean by the patient backlog? Are these patients that have appointments on the calendar? Or is it some other kind of measurement of incoming volume? And then how does that backlog really help to inform plans on expanding capacity?

Dr. Howard Berger

Yes. The backlogs that we have are defined by, if somebody calls in for an exam today, what is the earliest time that we can fit them into our schedule. And we monitor those by the number of days that it takes to easily schedule a patient.

That being said, if there is a more urgent need, we do keep a certain number of slots available for what we call add-ons. But the current circumstances we find ourselves in is that we probably have the capacity to do a lot more of the demand that we are currently being asked to provide.

But our limitation is not so much the equipment as it is the technologists that we need in order to staff the facilities to do that. So we find ourselves having closed rooms, which just pushes the backlogs even higher.

These are things that we are trying to really address by not only hiring or more aggressive recruiting and hiring, but really with technologies to upgrade equipment that gives us better capacity and throughput and which then fundamentally would lower our backlog.

So it is a nice problem to have, but not one that is optimally in the best interest of providing the level of care that we would otherwise like to. But this is the challenge that we are faced with, and it is better than sitting around and waiting for the phone to ring. But every aspect of what we can do to potentially accommodate the requests that we are getting are being pursued.

Brandon Carney

Great. Thanks again for taking our questions.

Operator

This concludes our question-and-answer session. I would like to turn the conference back over to Dr. Berger for any closing remarks.

Dr. Howard Berger

All right. Thank you. I would like to take the opportunity to thank all of our shareholders for their continued support and the employees of RadNet for their dedication and hard work. Management will continue its endeavor to be a market leader that provides great services with an appropriate return on investment for all stakeholders. Thank you for your time today, and I look forward to our next call. Good day.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

22